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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 30, 1997, except for Note 9, as to which the date is April 28, 1999 and for Note 1, as to which the date is February 10, 2000, with respect to the consolidated financial statements of IntraNet Solutions, Inc. and subsidiaries for the year ended March 31, 1997, included in the Registration Statement (Form S-3) and related Prospectus of IntraNet Solutions, Inc. and subsidiaries for the registration of 4,000,000 shares of its common stock.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 14, 2000